Exhibit 10.A

SETTLEMENT AGREEMENT

This Settlement Agreement is made by and between United States Life Insurance Company (“US Life”) and Overseas Partners Re Ltd. (“OPRe”) (collectively, the “Parties”) on the 3 day of June 2004.

Recitals

WHEREAS, US Life issued a workers’ compensation quota share treaty to Superior National Insurance Company, Superior Pacific Casualty Company, California Compensation Insurance Company, Commercial Compensation Insurance Company, Combined Benefits Company, Centre Insurance Company (f/k/a Business Insurance Company) and ZC Insurance Company (hereafter, the “Cedants”) effective May 1, 1998 (the “May 1, 1998 Treaty”);

WHEREAS, in exchange for a portion of the premium received under the May 1, 1998 Treaty and pursuant to a retrocessional contract issued to US Life and attached hereto as Exhibit A (the “OPRe Slip”), US Life ceded 25% of its rights and obligations under the May 1, 1998 Treaty to OPRe;

WHEREAS, the OPRe Slip superceded and replaced a retrocessional contract(s) covering the same business and issued to US Life, Trustmark Insurance Company and/or All American Life Insurance Company, such agreement being entered into on the reinsureds behalf by WEB Management LLC (the “Original Slip”).

WHEREAS, US Life commenced arbitration against the Cedants by demand letter dated November 29, 1999 seeking to rescind the May 1, 1998 Treaty (the “US Life

Arbitration”), which proceeding is ongoing and is not scheduled to be concluded until December 2004 at the earliest;

WHEREAS, US Life and OPRe now wish to enter into an agreement to settle, fully and finally, OPRe’s obligations and liability to US Life under the OPRe Slip, and certain of US Life’s obligations and liability to OPRe;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and intending to be legally bound hereby, US Life and OPRe hereby agree as follows:

1. OPRe shall pay to US Life the sum of US$94,508,633 (ninety four million five hundred eight thousand six hundred thirty three dollars) (the “OPRe Payment”) by: (a) permitting US Life to draw on a letter of credit posted by OPRe to secure its obligations under the OPRe Slip; and (b) remitting the balance of the OPRe Payment within 5 (five) business days from the draw on the letter of credit as provided in (a) by wire transfer to the following account:

Bank Name:	Bank of New York
Bank Address:	48 Wall Street
New York, NY 10286
ABA Routing #:	021000018
Name of Account:	United States Life Insurance Company
Account #:	8900450061

2. OPRe’s satisfaction of the payment obligation set forth in paragraph 1 above shall constitute a full and final resolution of OPRe’s obligations under the OPRe Slip.

3. Effective immediately upon the tender of the OPRe Payment by OPRe to US Life:

(a) US Life and its parents, subsidiaries, affiliates, successors and assigns remise, release, acquit and discharge OPRe and it parents, subsidiaries, affiliates,

successors and assigns from any and all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions, and causes of action of every nature whether known or unknown, asserted or unasserted, fixed or contingent, or direct or indirect, and whether in law, equity, or otherwise, for economic loss, general damages, punitive damages, attorneys’ fees or otherwise, arising from or relating to the May 1, 1998 Treaty and/or the OPRe Slip.

(b) OPRe and its parents, subsidiaries, affiliates, successors and assigns remise, release, acquit and discharge US Life and its parents, subsidiaries, affiliates, successors and assigns from any and all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions, and causes of action of every nature whether known or unknown, asserted or unasserted, fixed or contingent, or direct or indirect, and whether in law, equity, or otherwise, for economic loss, general damages, punitive damages, attorneys’ fees or otherwise, arising from or relating to the May 1, 1998 Treaty and/or the OPRe Slip.

4. The Parties make the following representations and warranties:

(a) Each party hereby represents and warrants that it has all requisite power and authority to enter into and perform this Settlement Agreement.

(b) Each party hereby represents and warrants that nothing in this Settlement Agreement conflicts with any other agreement or court order.

(c) Each party hereby represents and warrants that every claim released herein has not heretofore been assigned, transferred or encumbered.

5. This Settlement Agreement and its terms are confidential and shall not be disclosed to any non-party, except as follows:

(a) based on the advice of legal counsel where necessary to report to regulatory authorities;

(b) to the extent necessary to enforce their rights under this Settlement Agreement;

(c) for the purposes of financial reporting;

(d) where required by subpoena, court order or applicable statutes and/or regulations; and

(e) to the extent necessary to their attorneys, accountants, or retrocessionaires, or to any potential purchaser of OPRe or Overseas Partners Ltd.; provided, however, that the disclosing party has first advised the recipients of the confidential nature of the disclosed information and has obtained their consent to maintain such information as confidential.

6. If either Party is required by subpoena, court order and/or rule of law to produce this Settlement Agreement and/or disclose any of its terms, unless prohibited by law, reasonable notice shall be given to the other Party before making such disclosure so that the other Party may have an opportunity and a reasonable period of time to object to and oppose the production of the Settlement Agreement and/or disclosure of any of its terms by timely and appropriate process.

7. In the event that a dispute arises with respect to either Party’s compliance with any of the terms of this Settlement Agreement, the Parties agree that any action, suit or proceeding to resolve such dispute shall be venued in New York City, and OPRe agrees in connection with such to action, suit or proceeding to submit to the jurisdiction of any court of competent jurisdiction within New York City. It is further agreed that service of process in such action, suit or proceeding against OPRe may be made upon LeBoeuf, Lamb, Greene & MacRae LLP, 125 W. 55th Street, New York, NY 10019, who is hereby authorized and directed to accept service of process in such action, suit or proceeding on OPRe’s behalf.

8. The Parties agree that the terms of this Settlement Agreement have been negotiated at arms’ length and are entered into by them in good faith.

9. This Settlement Agreement is intended for the sole and exclusive benefit of the Parties hereto. Nothing contained or referred to in this Settlement Agreement (other than, when effective, the releases given in paragraph 3 of this Settlement Agreement) is intended to or shall be construed to give any person or entity other than the Parties hereto any legal or equitable right, remedy or claim under or in respect of this Settlement Agreement.

10. This Settlement Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

11. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The parties agree that they have participated jointly in the preparation of this Settlement Agreement and that any rule of construction disfavoring the drafting party shall not apply in interpreting this Settlement Agreement.

12. Any notice required or permitted to be given hereunder shall be deemed duly given if personally delivered or when mailed by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier and addressed as follows:

For US Life, to:

Eric S. Kobrick, Esq.

Associate General Counsel

American International Group, Inc.

70 Pine Street – 31st Floor

New York, NY 10004

For OPRe, to:

Mr. Mark B Cloutier

President and Chief Executive Officer

Overseas Partners Re Ltd.

Cumberland House

One Victoria Street

Hamilton, Bermuda

or such other addresses or persons as either Party may designate to the other by subsequent notice given in accordance with the terms of this paragraph.

13. This Settlement Agreement is the complete and exclusive statement of the entire agreement between the Parties concerning the subject matter hereof, and merges and supersedes all prior or contemporaneous representations or understandings. This Settlement Agreement may be amended only by a writing signed by both Parties.

14. This Settlement Agreement shall be binding on the Parties and their respective successors and assigns and shall inure to the benefit of the successors and assigns.

15. Unless required by law, this Settlement Agreement and any negotiations in connection therewith shall not be introduced into evidence in any court or any proceeding, including, without limitation, an arbitration proceeding, for any purpose other than in connection with disputes regarding the implementation, interpretation and/or enforcement of this Settlement Agreement.

16. The Parties acknowledge that they have each entered into this Settlement Agreement in reliance on their own independent investigation and analysis of the underlying facts, and not on the basis of any representation, warranty or promise by the other party hereto, other than those which are expressly set forth in this Settlement Agreement. The Parties each acknowledge and represent to the other that they have had the advice of attorneys of their own choosing in connection with the evaluation, negotiation and execution of this Settlement Agreement.

17. US Life acknowledges and agrees that OPRe shall have no liability under the Original Slip, which was superceded by the OPRe Slip, and agrees to indemnify and hold OPRe harmless from and against any claim by WEB Management LLC, Trustmark Insurance Company and/or All American Life Insurance Company pursuant to the Original Slip and/or the OPRe Slip. Except with respect to the enforcement of the obligations under this Settlement Agreement, each party covenants to the other that it shall forever refrain from making any claim or prosecuting, initiating, maintaining, or pressing any action, suit or claim based on any of the matters arising from, relating to or under the OPRe Slip. US Life shall indemnify and hold harmless OPRe (and its shareholders, parent, controlling parties, directors, officers, employees, affiliates, subsidiaries, liquidators, rehabilitators, receivers, successors and assigns) from and against any and all suits, claims, liabilities, losses, damages, costs and expenses arising from or related to claims against OPRe by common account reinsurers and/or by payees, third party claimants or policyholders arising from or related to the insurance policies or bonds reinsured by the OPRe Slip.

18. The Parties agree that the Reinsurance Agreement is hereby terminated for any and all purposes as of the Effective Date of this Agreement.

19. If any portion of this Settlement Agreement is held invalid by any court or other tribunal for any reason, the remaining portions shall be enforced in harmony with the purpose of the Settlement Agreement at the time that the parties entered into this Settlement Agreement.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first written above.

United States Life Insurance Company

By:	/s/ Robert Goldbloom
Robert Goldbloom Senior Vice President

Overseas Partners Re Ltd.

By:	/s/ Mark B. Cloutier
Mark B. Cloutier
President and Chief Executive Officer